CONFORMED COPY

EXHIBIT A

October 5, 2000

VIA HAND DELIVERY
Board of Directors
Worldwide Wireless Networks, Inc.
770 The City Drive South, Suite 3400
Orange, CA  92868

Re: Resignation

Gentlemen:
I hereby tender my resignation as President and Chief Operating Office r ofthe Company, and as a member of the Board of Directors, effective October 5, 2000.

Sincerely,

/s/ Charles C. Bream
    ----------------
    Charles C. Bream